Scholastic Corporation Announces Intent to Repurchase Up to $200 Million of its Common Stock Through Modified Dutch Auction Tender Offer

New York, NY – March 19, 2026 – Scholastic Corporation (“Scholastic”) (NASDAQ: SCHL), the global children’s publishing, education and media company, today announced that its Board of Directors (the “Board”) has authorized the repurchase of up to $200 million of the Company’s common stock through a modified “Dutch Auction” tender offer ("Offer"), at an anticipated cash purchase price per share of not less than $36.00 per share and not more than $40.00 per share, less any applicable withholding taxes and without interest.

The Offer is expected to commence on Monday, March 23, 2026, with expiration of the Offer scheduled for 5:00 p.m., New York City time on Monday, April 20, 2026, unless the Offer is extended or earlier terminated. The purchase of common stock under the Offer is expected to be funded through the Company's cash on hand and from borrowings available under the Company’s revolving credit facility.

Peter Warwick, President and Chief Executive Officer, said, “Following the successful completion of our recent real estate transactions, the Board’s authorization represents a disciplined next step in our capital allocation strategy to further optimize our balance sheet and efficiently return cash to shareholders.”
The Offer will be subject to various terms and conditions as will be described in offer materials that will be publicly filed and distributed to shareholders upon commencement. The Dealer-Manager for the Offer will be J.P. Morgan Securities LLC. Georgeson LLC and Computershare Trust Company, N.A. will serve as the Information Agent and Depositary for the Offer, respectively.
Neither Scholastic's management, nor any of the members of its board of directors, executive officers, the dealer manager, the information agent or the depositary will be making any recommendation to shareholders as to whether to tender or refrain from tendering their shares in the Offer. Shareholders must decide how many shares they will tender, if any, and the price within the stated range at which they will tender their shares. Shareholders should consult their financial and tax advisors in making this decision.
The Offer described in this press release has not yet commenced and there can be no assurance that Scholastic will commence the Offer on the terms described herein or at all. This press release is for information purposes only, and is not an offer to purchase or the solicitation of an offer to sell any shares of Scholastic common stock. The solicitation of offers to purchase shares of Scholastic common stock will be made only pursuant to the tender offer documents, including an Offer to Purchase and related Letter of Transmittal, that Scholastic intends to distribute to shareholders and file with a tender offer statement on Schedule TO with the Securities and Exchange Commission (the “SEC”) on Monday, March 23, 2026.
SCHOLASTIC SHAREHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS) WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED BY SCHOLASTIC WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION CONCERNING THE TERMS OF THE OFFER.
Once the Offer is commenced copies of the tender offer statement on Schedule TO, the Offer to Purchase, Letter of Transmittal and other documents that Scholastic will be filing with the SEC will be distributed by the Company to the Company's shareholders at no expense to them and will also be available to shareholders free of charge at the Commission's website at www.sec.gov, the investors information section of Scholastic's website at investor.scholastic.com or from the information agent Scholastic will appoint for the Offer.

About Scholastic

For more than 100 years, Scholastic Corporation (NASDAQ: SCHL) has been meeting children where they are – at school, at home and in their communities – by creating quality content and experiences, all beginning with literacy. Scholastic delivers stories, characters, and learning moments that empower all kids to become lifelong readers and learners through bestselling children's books, literacy- and knowledge-building resources for schools including classroom magazines, and award-winning, entertaining children's media. As the world's largest publisher and distributor of children's books through school-based book clubs and book fairs, classroom libraries, school and public libraries, retail, and online, and with a global reach into more than 135 countries, Scholastic encourages the personal and intellectual growth of all children, while nurturing a lifelong relationship with reading, themselves, and the world around them. Learn more at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements relating to future periods. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children’s book and educational materials markets generally and acceptance of the Company’s products within those markets, and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

Contact: Scholastic Corporation

Investors: Mary Garofalo, (212) 343 - 6741, investor_relations@scholastic.com

Media: Anne Sparkman, (212) 343-6657 asparkman@scholastic.com

SCHL: Financial